Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

NorthView Acquisition CORPORATION

The Undersigned, being a natural person for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware, hereby certifies that:

First: The name of the Corporation (hereinafter referred to as the “Corporation”) is:

NorthView Acquisition Corporation

Second: The Corporation’s registered office in the State of Delaware is to be located at 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware 19808, and its registered agent at such address is Corporation Service Company.

Third: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.

Fourth: The total number of shares of capital stock which the Corporation shall have authority to issue is 10,000,000 shares, all of which shares shall be shares of common stock having a par value of $.0001 per share.

Fifth: The name and mailing address of the incorporator is Angel Avalos, Jr., c/o Schiff Hardin LLP, 233 S. Wacker Drive, Suite 7100, Chicago, IL 60606.

Sixth: The number of Directors shall be fixed as provided in the By-laws of the Corporation. Any and all of the Directors may be removed, with or without cause, by the holders of a majority of the shares of Common Stock outstanding and entitled to vote for the election of Directors.

Seventh: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, the By-laws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation, but any by-laws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon. Election of Directors need not be by written ballot.

Eighth: (a) A Director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a Director, except (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such Director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the Director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of the Certificate of Incorporation inconsistent with this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

(b) The Corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt by-laws or enter into agreements with any such person for the purpose of providing for such indemnification.

In Witness Whereof, the undersigned has duly executed this Certificate of Incorporation on this 19th day of April, 2021.

/s/ Angel Avalos, Jr.
Angel Avalos, Jr.
Sole Incorporator